STOCK PURCHASE AGREEMENT

       This STOCK PURCHASE AGREEMENT (this "Agreement") is made this November 1, 2007 by and among each of the parties set forth on Schedule A attached hereto:
Pride Equities, Inc., a Colorado Corporation and Charles Calello, an individual, (the "Sellers"), Ventana Capital Partners or its assignee (the "Buyer") and Securities Law Institute (the "Escrow Agent"). Both Buyer and Sellers jointly and severally referred to herein individually as a "Party" or collectively as the "Parties".

       THE PARTIES HEREBY AGREE AS FOLLOWS:

       1.     Purchase and Sale of Stock.

              (a) Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, Buyer agrees to purchase from Sellers and Sellers agrees to sell to Buyer three hundred and twenty eight thousand shares seven hundred and fifty shares of common stock (328,750) held in the name of Pride Equities and an additional one hundred and sixty five thousand (165,000) shares of common stock held by Charles Calello (the "Shares"), and any rights attached to the shares as of the date hereof (including any forward splits of stock or other dividends), of American Telstar, Inc. (the "Company") for a total purchase price of Four Hundred Thousand Dollars (USD$400,000.00), including related escrow and transaction fees (the "Purchase Price").

              (b) Effective Registration of Shares. If required by applicable law, the sale and purchase of the Shares under this agreement is being made pursuant to the Company's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission (the "SEC") on January 4, 2007, SEC File No. 799414, (the "Registration Statement"), as declared effective on March 4, 2007, and the Sellers have delivered to the Buyer the definitive prospectus contained therein.

       2.     Terms and Conditions Prior to Closing

              (a) Prior to Closing the shares of the Company's common stock must be approved for trading on the Over the Counter Bulletin Board (the "OTCBB"). Seller agrees to provide all due diligence information to Buyer that is required to facilitate the filing of the l5c2-11 by a sponsoring NASD Broker Dealer.

              (b) Seller will grant Buyer ninety (90) days from the first day the Company's common stock starts to trade on the OTCBB to close on the transactions contemplated under this Agreement.

              (c)    Closing.
                     --------

                     The Closing Date of the transactions contemplated hereunder (the "Closing") shall take place at the office of the Escrow Agent on such date and time as the parties hereto may mutually agree upon but no later than ninety (90) days after the first date the Company's common stock trades on the OTCBB (the "Closing Date") unless such Closing Date is extended in writing by mutual consent of both parties:

                     At the Closing:

                            (a) Sellers shall transfer to Buyer, good and marketable title to the Shares, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Buyer the certificates representing the Shares in negotiable form, duly endorsed in blank, or with stock transfer powers (containing a bank's signature guarantee or other signature guarantee acceptable to the Company's transfer agent, if the transfer agent requires such a guarantee) attached thereto (the "Transaction Documents");

                            (b) The Company shall have zero assets and zero liabilities at Closing.

                            (c) Buyer shall have delivered the Purchase Price and Escrow Fee (as defined in Section 5, below) to Escrow Agent in the amount set forth opposite each Sellers name on Schedule A; and

                            (d) the Escrow Agent will take control of, and will be entitled to payment of, the Escrow Fee (as defined in Section 5, below).

       3. Representations and Warranties of Seller. In order to induce the Buyer to enter into this Agreement and purchase the Shares, the Seller hereby represents and warrants to the Buyer that:

              (a) Ownership of Shares. Seller is the record and beneficial owner of the Shares and has sole power over the disposition of the Shares and that: (i) the Shares are free and clear of any liens, claims, encumbrances, and charges; and (ii) the Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by Seller except pursuant to this Agreement.

              (b) Authority for Agreement. Seller has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement have been duly authorized by all requisite action by the Seller, and the Agreement, when executed and delivered by the Seller, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

              (c) Experience and Knowledge. The Seller acknowledges and agrees that he (i) has extensive knowledge and experience in financial and business matters; (ii) has had access to all information as to the Company as he has desired; (iii) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the operations of the Company and its business; and (iv) has received sufficient and satisfactory answers to all questions posed to the Company to evaluate the merits and risks of the transactions contemplated by this Agreement.

              (d) Disclosures by Seller. The Seller has satisfied himself with respect to, and has no knowledge of, a material fact about the operations, affairs, condition or prospects of the business or the financial condition of the Company that has not been disclosed by the Company to Seller, including, without limitation, the Company's limited operations; its audited and unaudited financial statements; opinions of Company's auditors as to the status of the Company as a going concern; management's decision to reevaluate the Company's business model and plan; and the Company's search for a suitable financing transaction and/or business ventures, such as mergers, acquisitions, joint ventures, debt or equity placements and similar or other on-balance or off-balance sheet corporate finance transactions, or to engage in any lawful act or activity, or engage in any business, for which corporations may be organized under the laws of the State of Nevada. The Seller further represents and warrants that if the Company were to make such changes to its business plan, such changes would be expected to have a material positive effect on the future value of the Company, and in particular of the Shares being purchased and sold pursuant to tins Agreement.

              (c) No Fiduciary Duty. The Seller hereby acknowledges and agrees that (a) at present there is no regular public market for the Shares; (b) the purchase and sale of Seller's Shares is taking place in a private transaction between Seller and Buyer in an arm's-length commercial transaction between the Seller, on the one hand, and the Buyer and any affiliate through which it may be acting, on the other, at a price negotiated and agreed to by Seller as the best possible current price for his Shares; (c) the Seller agrees that he is solely responsible for making his own judgments in connection with the Agreement (irrespective of whether the Company, its executive officers, auditors, or other representatives have advised or arc currently advising the Company or the Seller on related or other matters); and (d) the Seller agrees that he will not claim that the Buyer have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Seller, in connection with such transaction or the process leading thereto.

       4. Representations and Warranties of the Buyer. Buyer hereby warrants and represents to each Seller that;

              (a) Authority. Buyer has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement have been duly authorized by all requisite action by the Buyer, and the Agreement, when executed and delivered by the Buyer, constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

       5.     Escrow Agent.

              (a) Buyer Deliveries. On or before the Closing Date, the Buyer shall have delivered to the Escrow Agent the Purchase Price for the Shares plus related Escrow fees, as set forth in Section 5, below (the "Escrowed Funds") and the Transaction Documents. The Buyer shall deliver the Escrowed Funds to the Escrow Agent pursuant to the following wire transfer instructions: Wire Transfer Instructions to be delivered prior to Closing.

              (b) Intention to Create Escrow Over Escrowed Funds. The Sellers intend that the Transaction Documents and the Escrowed Funds shall be held in escrow by the Escrow Agent pursuant to this Agreement for their benefit and for the benefit of the Buyer.

              (c) Escrow Agent to Deliver Transaction Documents and Escrowed Funds. The Escrow Agent shall hold and release the Escrowed Funds only in accordance with the terms and conditions of this Agreement.

              (d) Release of Escrow. On the Closing Date, pursuant to the conditions set forth in Section l(c) above, the Escrow Agent will release the Escrowed Funds, delivering (i) the respective Escrow Payment to Sellers pursuant to Sellers' written instruction; and (ii) the Escrow Fee to the Escrow Agent. As compensation for acting as Escrow Agent, the Escrow Agent shall receive its Escrow Fee from each Buyer's Escrowed Funds, as set for opposite such Seller's name on Schedule A. If the Closing Date does not occur within 120 days from the date the Company's common stock trades on the OTCBB or such other date as the parties may agree to in writing, the Escrow Agent may return the Escrowed Funds to the Buyer without incurring any liability to any party and terminating its responsibilities under this Agreement.

              (e) Duties and Responsibilities of the Escrow Agent. The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

                     (i) The Sellers and the Buyer acknowledge and agree that the Escrow Agent (a) shall not be responsible for or bound by, and shall not be required to inquire into whether either the Sellers or the Buyer are entitled to receipt of the Transaction Documents or Escrowed Funds pursuant to, any other agreement or otherwise; (b) shall be obligated only for the performance or such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement: (c) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (d) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (e) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than the Escrow Agent gives its own similar property, but in no event less than a reasonable amount of care; and (f) may consult with counsel satisfactory to the Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

                     (ii) The Sellers and the Buyer acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within the rights or powers conferred upon the Escrow Agent by this Agreement. The Sellers and the Buyer agree to indemnify and hold harmless the Escrow Agent and any of the Escrow Agent's partners, employees, agents, and representatives for any action taken or omitted to be taken by the Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on the part of the Escrow Agent committed in its capacity as Escrow Agent under this Agreement. The Escrow Agent shall owe a duty only to the Sellers and the Buyer under this Agreement and to no other person.

                     (iii) The Buyer agrees to reimburse the Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

                     (iv) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) days prior written notice of resignation to the Buyer. Prior to the effective date of the resignation as specified in such notice, the Buyer will issue to the Escrow Agent an Instruction authorizing delivery of the Escrowed Funds to a substitute escrow agent selected by the Buyer. If no successor escrow agent is named by the Company, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor escrow agent, and to deposit the Escrowed Funds with the clerk of any such court.

                     (v) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

                     (vi) The provisions of this Section 5 shall survive the resignation of the

       Escrow Agent or the termination of this Agreement.

       6.     Miscellaneous.

              (a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

              (b) Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements entered into and to be performed entirely within New York. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the City of San Diego, and State of California.

              (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              (d) Default. Seller's failure, or failure of Seller's agents, representatives, brokers ("Seller's Agents") to deliver to Buyer at Closing on the Closing Date certificates representing any securities as required hereby along with Seller's fully executed stock power with signature medallion guaranteed, shall constitute a default under tins Agreement ("Default"). Nothing herein shall limit the Buyer's right to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein for an injunction against a violation of any of the terms hereof or thereof, or for the pursuit of any other remedy which it may have by virtue of this Agreement, for the failure of the Seller, Seller's Agents, or the Company and its transfer agent to deliver certificates representing any securities as required hereby, and the Buyer shall have the right to pursue all remedies available to it at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. In the event of Default, Seller shall pay to the Buyer the reasonable costs and expenses of collection and of any other actions referred to in this paragraph (d), including without limitation reasonable attorneys' fees, expenses and disbursements.

              (e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

              (f) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party above and on Schedule A attached hereto, or at such other address as such party may designate by written notice to the other parties.

              (g) Expenses. Each of the parties shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

              (h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer.

              (i) Entire Agreement. This Agreement represents and constitutes the entire agreement and understanding between the parties with regard to the subject matter contained herein. All prior agreements, understandings and representations arc hereby merged into this Agreement.

                           [Signature Page to Follow]

       IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

SELLER:

     /s/ Michael L. Schumacher
---------------------------------------
Name:    Pride Equities, Inc.
By:      Michael L. Schumacher - CEO
Address: 2525 15th Street Suite 3H
         Denver, Colorado 80211

Number of Shares:  328,750
                  --------


SELLER:

     /s/ Charles Calello
---------------------------------------
Name:    Charles Calello
Address: 23368 Mirabella Circle
         Boca Raton, Florida 33433
Number of Shares:  165,000
                  --------


BUYER:


By:  /s/ Ralph Amato
   ------------------------------------
Name:    Ventana Capital Partners, Inc.
By:      Ralph Amato - CEO
Address: 5782 Caminito Empresa
         La Jolla, CA 92037



ESCROW AGENT:
SECURITIES LAW INSTITUTE


By:  /s/ Donald Stoecklein, ESQ.
   ------------------------------------
Name:    Donald Stoecklein, ESQ.
Title:   Managing Partner
Address: 770 East Wann Springs
         Suite 250
         Las Vegas, NV 89119

                                                                      SCHEDULE A
                                                                      ----------

Seller                  Shares     Purchase Price    Escrow Fee
------                  ------     --------------    ----------

Pride Equities, Inc.    328,750    $283,038          Paid by Seller
--------------------    -------    --------          --------------

Charles Calello         165,000    $116,962          Paid by Seller
---------------         -------    --------          --------------